UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 14, 2003

Exact name of registrant as specified in its charter
Commission	and principal office address and telephone	State of	I.R.S. Employer
File Number	number	Incorporation	I.D. Number

1-16163	WGL Holdings, Inc.	Virginia	52-2210912
1100 H Street, N.W.
Washington, D.C. 20080
(703) 750-2000

Former name or former address, if changed since last report: None

ITEM 5. OTHER EVENTS

WGL Holdings, Inc. (Company) has a wholly owned subsidiary, Washington Gas Resources Corporation (WGRC). WGRC owns 100 percent of the common stock of Washington Gas Energy Services, Inc. (WGES). WGES purchases natural gas and electricity in wholesale markets and sells these commodities to retail customers in competition with unregulated marketers throughout the Washington, D.C. metropolitan area of Maryland, Virginia and the District of Columbia.

WGES owns no electric generation assets and receives all of its electricity supply from Mirant Americas Energy Marketing L.P. (MAEM). MAEM is a wholly owned subsidiary of Mirant Americas, Inc., which is a wholly owned subsidiary of Mirant Corporation (Mirant). WGES had 79,000 electric customers as of March 31, 2003, and sold 7.7 billion kilowatt hours of electricity in the twelve months ended March 31, 2003. The dispersion of sales by WGES over an annual period is highly seasonal.

On July 14, 2003, Mirant issued a press release indicating that Mirant and substantially all of its subsidiaries filed voluntary petitions for reorganizations under Chapter 11 of the U.S. Bankruptcy Code. The Company has been advised that MAEM is included in the bankruptcy filings. At this time, MAEM continues to perform under its supply contracts with WGES. Future performance by MAEM may be subject to further developments in the bankruptcy proceedings.

WGES has access to $30 million in collateral from an escrow account established by MAEM as part of the WGES supply contracts. In the opinion of WGES counsel, WGES has the right to draw on the escrow funds in the account if the contracts between WGES and MAEM terminate and WGES needs to find replacement power at a higher cost or otherwise mitigate its damages. As of July 14, 2003, the amount of WGES’ exposure in the event of termination of the contracts between WGES and MAEM is estimated to be less than the amount of collateral included in the escrow account. This is based upon satisfying the economic terms of existing sales contracts until their expiration, and acquiring supply priced at forward electricity prices as of July 14, 2003 that will be in effect until WGES exercises certain damage limitation provisions of its customer sales contracts. The actual exposure for WGES may differ from the estimate due to changes for timing of any contract termination, deviations from normal weather, changes in future market conditions, or other factors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

WGL Holdings, Inc. (Registrant)

Date	July 15, 2003	/s/ Mark P. O’Flynn

Mark P. O’Flynn Controller (Principal Accounting Officer)